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                                                                    Exhibit 23.1

                        Consent of Independent Auditors
                        -------------------------------


To the Board of Directors and Shareholders of Nutrition For Life International,
Inc.:


     We consent to incorporation by reference in the registration statement on Form S-8 of Nutrition For Life International, Inc. (No. 33-99366) of our report dated November 2, 1995, except as to Note 2, which is as of December 8, 1995, relating to the balance sheet of Nutrition For Life International, Inc. as of September 30, 1995, and the related statements of operations, stockholders' equity and cash flows for each of the years in the two-year period ended September 30, 1995, which report appears in the September 30, 1996 Annual Report on Form 10-KSB of Nutrition For Life International, Inc.




                                            KPMG Peat Marwick LLP


Houston, Texas
January 28, 1997